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                       EUROPA CRUISES CORPORATION
            (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          FRANK E. WILLIAMS, JR.
(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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

News Release July 1, 2002
Contact: Shellyn McCaffrey (703) 739-9398
FOR IMMEDIATE RELEASE

Europa Shareholder Requests Seat on Board of Directors

July 1 - Frank E. Williams, Jr., a shareholder in Europa Cruises Corporation (OTC BB:KRUZ.OB) today requested that he be seated on the Company's Board of Directors, as a result of his delivery of shareholder consents to the Company's registered agent in Delaware on May 30. On May 30, Williams announced that he delivered consents representing a majority of the outstanding stock to remove a director from the Board and elect himself as a director.

After that date, a challenge was mounted to Williams' announcement by an opposition shareholder group calling themselves the Committee of Concerned Europa Shareholders. However, on June 28, the two members of the Committee who served on Europa's Board resigned their positions as directors effective immediately. Subsequently, attorneys for the parties have been working on a formal dismissal of the challenge to Williams' consents.

"Now that the cloud placed on my solicitation has been removed, I request that the Company seat me as a director," Williams stated. He continued: "I hope to bring some harmony to the Board, to reach out to members of the Committee, and to work for the interests of all the Company's shareholders. I intend to apply my best efforts to help the Company move rapidly to formalize and execute a viable business plan for utilization of the Company's assets in Mississippi."

Williams is a business executive from Falls Church, Virginia. His principal position is as co-founder and Chairman of the Board of Williams Enterprises of Georgia, a holding company with six subsidiaries operating in various segments of the steel construction industry. He has served for several decades on boards of directors of both public and private corporations.

Williams' solicitation of shareholders of Europa Cruises was an outgrowth of his concern that the Company did not hold an annual meeting in 2001. Having learned that a voting split on the Board prevented the Company from setting a date, Williams was concerned that the stalemate was harming the Company's ability to function effectively.

Under Section 228 of the Delaware General Corporate Law, delivery of consents representing a majority of the outstanding stock to the Company cause the actions to take effect immediately.

For more information regarding Williams' solicitation and his holdings in Europa Cruises Corporation, see his 14(a) and 13D filings on the SEC EDGAR website at www.sec.gov.